Exhibit 99.1

AGREEMENT

This Agreement (the “Agreement”) is dated as of July 7, 2011, by and between Gesafi Real Estate S.A., Panama Corporation (“Gesafi”), and Prescott Group Aggressive Small Cap Master Fund LLP, an Oklahoma partnership (the "Prescott").

WHEREAS, Prescott holds and desires to sell an aggregate of 2,006,098 ordinary shares NIS 0.13 par value each of Optibase Ltd. (the "Optibase Shares" and "Optibase" respectively);

WHEREAS, Prescott desires to sell and transfer the Optibase Shares to Gesafi;

WHEREAS, Gesafi desires to acquire the Optibase Shares from Prescott; and

WHEREAS, Gesafi desires to pay an aggregate of US$ 4,012,196 to Prescott in consideration for Gesafi's acquisition of the Optibase Shares.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Gesafi and Prescott agree as follows:

ARTICLE 1.
CLOSING

1.1.           Closing.  Subject to the terms and conditions set forth in this Agreement, at the closing of the transactions ("Closing"), (i) Prescott shall sell and transfer to Gesafi and Gesafi shall acquire from Prescott the Optibase Shares; and (ii) Gesafi shall pay to Prescott an aggregate of US$ 4,012,196 in cash, representing a price of US $2 per one Optibase Share (the "Consideration"). The Closing shall take place on the date hereof or at such other time as the parties may agree.

1.2.           Closing Deliveries. At the Closing, the following events and transactions shall occur, which events and transactions shall be deemed to take place simultaneously and no event or transaction shall be deemed to have been completed or any document delivered until all such events and transactions have been completed and all required documents delivered: (i) Gesafi shall wire transfer to Prescott the Consideration via bank accounts provided to it in advance; and (ii) Prescott shall wire via a broker account of Gesafi provided to it in advance the Optibase Shares.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES

2.1.           Representations and Warranties of Gesafi..  Gesafi hereby makes the following representations and warranties to Prescott:

(a)           Authorization; Enforcement. Gesafi has the power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. No further action is required by Gesafi in connection with the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Gesafi and constitutes the valid and binding obligation of Gesafi enforceable against Gesafi in accordance with its terms.

(b)           No Consents.  No approval, consent, waiver of any governmental authority or any other third party is necessary for the execution of this Agreement and the consummation by Gesafi of the transaction contemplated hereby.

(c)           Sufficiency of Representations and Warranties.  Except for the representations and warranties expressly included in Section 2.2 below, Gesafi is purchasing the Optibase Shares AS IS, without reliance on any other representations and/or warranties made by Prescott or anyone on its behalf.

(d)           Sophistication of Gesafi; Financial Resources.  Gesafi has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment, and of investing, in Optibae as contemplated by this Agreement.  Gesafi at the execution of this Agreement has sufficient financial resources to consummate this Agreement and the transaction contemplated hereby.

(e)           Finders' Fees.  Gesafi has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of Prescott to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions hereunder.

(f)           No Conflicts.  The execution and delivery of this Agreement, the transfer of the Optibase Shares to Gesafi and the consummation by Gesafi of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other understanding to which Gesafi is a party, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which he is subject (including securities laws and regulations).

2.2.           Representations and Warranties of Prescott. Prescott hereby represents and warrants to Gesafi as follows:

(a)           Authorization; Enforcement.  Prescott has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Prescott and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of Prescott and no further action is required by Prescott in connection therewith.  This Agreement has been duly executed and delivered by Prescott and constitutes the valid and binding obligation of Prescott enforceable against Prescott in accordance with its terms.

(b)           Ownership of the Optibase Shares.  Prescott is, and at the Closing shall be, the sole record and beneficial owner of the Optibase Shares held by it, free and clear of any claim, lien, security interest, right of first refusal, preemptive right, right of participation, any similar right to participate in the transactions contemplated by this Agreement or with regard to the Optibase Shares held by it or any other encumbrance or restriction whatsoever (collectively, "Liens").  At the Closing, Prescott shall transfer and deliver to Gesafi the Optibase Shares held and owned by it, free and clear of any and all Liens.

(c)           No Conflicts.  The execution and delivery of this Agreement, the transfer of the Optibase Shares to Gesafi and the consummation by Prescott of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the memorandum or articles of association, bylaws or other organizational or charter documents of Prescott, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other understanding to which Prescott is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Prescott is subject (including securities laws and regulations). No legal or administrative suit, action, arbitration or other proceeding or governmental investigation is pending, or to Prescott's knowledge is threatened against Prescott, that would encumber or affect the title or interest of Gesafi in or to the Optibase Shares or that would prevent or affect the consummation of the transactions contemplated by this Agreement or the ownership by Gesafi of the Optibase Shares.

(d)           No Consents.  No approval, consent, waiver of any governmental authority or any other third party is necessary for the execution of this Agreement and the consummation by Prescott of the transactions contemplated hereby.

(e)           Prohibition on the Use of Inside Information.  Prescott hereby acknowledges that it is aware that the United States securities law prohibits any person who has received material, non-public information concerning a public corporation from purchasing or selling securities of such corporation or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(f)           Release.  Prescott expressly releases Gesafi from any and all liabilities arising from Gesafi's failure to disclose any non-public information that it may have about Optibase, its subsidiaries and affiliates, or the securities of Optibase. Prescott further acknowledges that it may not be in Prescott's best interest to proceed with the proposed transaction at this time.

(g)          U.S. Securities Laws.  As of the date of the Closing, Prescott is not subject to any resale restrictions under the U.S. Securities Act of 1933, as amended with respect to the Optibase Shares hereby sold by it.

ARTICLE 3.
CONDITIONS PRECEDENT TO CLOSING

3.1.           Conditions Precedent to the Obligations of Prescott.  The obligations of Prescott to transfer the Optibase Shares at the Closing are subject to the satisfaction or waiver by Prescott of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Gesafi contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement; and

(c)           Termination.  This Agreement shall not have been terminated in accordance with Article 4.

3.2.           Conditions Precedent to the Obligations of Gesafi. The obligations of Gesafi to acquire the Optibase Shares and transfer the Consideration at the Closing are subject to the satisfaction or waiver by Gesafi of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Prescott contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement;

(c)           Termination.  This Agreement shall not have been terminated in accordance with Article 4.

ARTICLE 4.
TERMINATION

This Agreement may be terminated prior to Closing:

(a)           by written agreement of all parties hereto; or

(b)           by Gesafi or each of Prescott upon written notice to the other, if the Closing shall not have taken place by 17:00, Israel local time on July 20, 2011; provided, that the right to terminate this Agreement under this sub-section (b) shall not be available to a party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

ARTICLE 5.
MISCELLANEOUS

5.1.           Fees and Expenses.  Each party shall pay the fees and expenses that it incurs incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.2.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3.           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by all parties.  No waiver of any default with respect to this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.4.           Successors and Assigns; Counterparts.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Prescott may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Gesafi.   This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

5.5.           Governing Law.  This Agreement, its performance and interpretation shall be governed by the substantive law of the State of Israel, exclusive of its choice of law rules.  The competent courts and tribunals situated in Tel Aviv, Israel shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

5.6.           No Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties, and no third party shall have any right hereunder or be deemed a beneficiary hereof.

5.7.           Press Releases.  Prescott undertakes not to issue any press release or other publication in respect thereof, without the prior consent of Gesafi, which consent shall not be unreasonably withheld.

5.8.           Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Optibase Shares.

5.9.           Notices. All notices, demands and other communications to be given and delivered under and by reason of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient and sent to the recipient by a reputable express courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or sent by telecopier.  Such notices, demands and other communications shall be sent to Gesafi at 53rd E Street, Marbella MMG Tower PO Box 0816-01547 Panama, Republic of Panama (telecopier number ++41-(44) 921-2031 Attention: Thomas Erdin), and to Prescott at 1924 S. Utica Avenue, Suite 1120, Tulsa, OK 74104 (telecopier number +1-(918) 742-7303, Attention: Kay Hill).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GESAFI REAL ESTATE S.A.
/s/ BN Finanz AG
By: BN Finanz AG
Title:
PRESCOTT GROUP AGGRESSIVE SMALL CAP MASTER FUND
/s/ Phil Frohlich
By: Phil Frohlich
Title: Manager